Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of this 6th day of March, 2007, by and between DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter called "Landlord") and RANCHER ENERGY CORP., a Nevada corporation (hereinafter called "Tenant").

RECITALS

A.  Landlord and Tenant entered into that certain Denver Place Office Lease dated as of October 30, 2006 (the "Lease"), pursuant to which the Tenant leased approximately 5,869 square feet of rentable area on the seventeenth (17th) floor, known as Suite 1740 (the "Initial Leased Premises"), of the office building known as Denver Place South Tower, located at 999 - 18th Street, Denver, Colorado (the "Building").

B.  Landlord and Tenant desire to (i) substitute the Initial Leased Premises for approximately 12,382 square feet of rentable area located on the thirty-fourth (34th) floor of the Building known as Suite 3400, and (ii) extend the Term of the Lease to July 31, 2012.

C.  Landlord and Tenant now desire to amend the Lease in the manner and form set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth below, Landlord and Tenant hereby amend the Lease effective as of the date hereof.

1. Term. The term of the Lease is hereby extended to expire on July 31, 2012, and the "Lease Term" section of the Office Lease Facing Page is hereby amended in its entirety to reflect such extension, as follows:

LEASE TERM:

Commencement Date:	November 10, 2006
Lease Period:	Five (5) years, eight (8) months and twenty-one (21) days
Lease Expiration:	July 31, 2012

2. Base Rent. The "Base Rent" section of the Office Lease Facing Page is hereby amended in its entirety to reflect the following rent adjustments:

BASE RENT:

11/10/06 - 02/09/07:	$0.00 per annum / $0.00 monthly
02/10/07 - 07/31/07*:	$114,445.56 per annum / $9,537.13 monthly
08/01/07* - 07/31/09:	$359,078.04 per annum / $29,923.17 monthly
08/01/09 - 07/31/10:	$371,460.00 per annum / $30,955.00 monthly
08/11/10 - 07/31/12:	$383,841.96 per annum / $31,986.83 monthly

* subject to adjustment pursuant to the provisions of subparagraph 4(b) below

Base Operating Costs including Real Estate Taxes shall be the total amount of Operating Expenses (on a per rentable square foot basis) incurred by Landlord during the Calendar Year 2007 (Landlord's Operating Expense Contribution).

Proportionate Share of applicable taxes and Building Operating Expenses:

During such period of the Term of the Lease that the Leased Premises consists of the Initial Leased Premises
(11/10/06 - 07/31/07):	5,869 = .78%
754,288

During such period of the Term of the Lease that the Leased Premises consists of the Substitute Leased Premises
(08/01/07 - 07/31/12):	12,382 = 1.64%
754,288

3. Substitution of Leased Premises. The Leased Premises under the Lease shall be amended to consist of approximately 12,382 square feet of rentable area known as Suite 3400 located on the thirty-fourth (34th) floor of the Building and which is diagramed on Exhibit A-1 attached hereto and made a part hereof (sometimes herein referred to as the "Substitute Leased Premises") instead and in place of the Initial Leased Premises. The Substitute Leased Premises shall be substituted as the Leased Premises under the Lease as of the date (the "Substitute Leased Premises Commencement Date") which is the later of (i) August 1, 2007 ("Scheduled Substitute Leased Premises Commencement Date"), and (ii) the date Landlord notifies Tenant that the Substitute Leased Premises are ready for occupancy, and the Substitute Leased Premises shall, after such date, be deemed to be the Leased Premises for all purposes of the Lease as amended herein and all references in the Lease to the Leased Premises shall be deemed to refer to the Substitute Leased Premises and the Initial Leased Premises shall no longer constitute the Leased Premises. Tenant agrees to completely vacate the Initial Leased Premises in accordance with the provisions of Section 11.03 of the Lease on or before that date (the "Vacation Date") which is the tenth (10th) business day to occur after the date Landlord notifies Tenant that the Substitute Leased Premises are ready for occupancy. In the event Tenant fails to vacate the Initial Leased Premises on or before the Vacation Date, (i) Tenant shall be deemed a tenant at sufferance, (ii) Tenant shall pay to Landlord the amount of $800.00 per day for each day Tenant fails to vacate the Initial Leased Premises after such date, and (iii) Landlord shall be permitted to exercise any and all legal and equitable remedies including but not limited to the eviction of Tenant and a claim for any damages (including consequential damages) incurred by Landlord as result of Tenant's failure to vacate the Initial Leased Premises on or before the Vacation Date.

4. Substitute Leased Premises Improvements.

(a)  Landlord shall, at its own cost and expense, in a good and workmanlike manner, cause the Substitute Leased Premises to be improved and completed in accordance with the plans and specifications (the “Final SLP Layout Plans”) prepared by Lewis Himes Associates under date of February 21, 2007, a copy of which is attached hereto as Exhibit A-2 and incorporated herein by this reference, incorporating the use of a reasonable quantity of Building standard materials and finishes (such work being herein called "Landlord's SLP Work"). Landlord reserves the right: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any substantial change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final SLP Layout Plans). Tenant shall on or before March 15, 2007 by notice to Landlord designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Substitute Leased Premises as Tenant’s representative respecting the matters which are the subject of this Paragraph 4 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 4; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant.

(b)  Landlord currently estimates that the Landlord’s SLP Work can be completed to a level permitting Tenant’s occupancy on or before August 1, 2007. If Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this lease) fail to make available to Tenant possession of the Substitute Leased Premises on or before August 1, 2007 or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work; provided, however, that in the event Landlord's SLP Work is not completed to a level permitting Tenant's occupancy on or before August 31, 2007 for reasons other than a Tenant SLP Delay (hereinafter defined), Tenant shall, commencing September 1, 2007, receive two (2) days of Base Rent abatement for each day that occurs after August 31, 2007 until the day the Substitute Leased Premises are ready for Tenant's occupancy or, would have been ready for Tenant's occupancy, in the absence of any Tenant SLP Delay, whichever is sooner (herein the "Delay Abatement"). Under such circumstances, (i) the Initial Leased Premises shall continue to be the Leased Premises under the Lease as amended herein, (ii) the Substitute Leased Premises shall not be substituted for the Initial Leased Premises, and (iii) Tenant’s obligation to pay Base Rent and Additional Rent for the Substitute Leased Premises shall not commence until the Substitute Leased Premises Commencement Date (and, if applicable, Tenant shall be entitled to the Delay Abatement); and such failure to make available to Tenant possession of the Substitute Leased Premises on or before August 1, 2007 or any other date or to timely complete any work, shall not in any other way affect the validity or continuance of this Lease, nor the Term or the obligations of Tenant hereunder. Such deferral of Rent and the substitution of the Substitute Leased Premises for the Initial Leased Premises as the Leased Premises under the Lease as amended herein shall be Tenant’s sole and exclusive rights and remedies with respect to any such failure. There shall be no deferral of Rent on the Substitute Leased Premises, however, if any such failure is caused in whole or part by any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying Landlord's delivery of possession or the timely completion of any work to be done by Landlord (hereinafter a "Tenant SLP Delay") including, without limitation, (a) any delay which is caused by changes in the work to be performed by Landlord in readying the Substitute Leased Premises for Tenant's occupancy, (b) any delay, not caused by Landlord, in furnishing materials or procuring labor required to be furnished or procured for the completion of the Substitute Leased Premises, or (c) any delay which is caused by any failure by Tenant, without regard to any grace period applicable thereto, promptly to furnish to Landlord any required information, approval or consent or caused by any good faith reluctance on the part of Landlord to approve any information required to be submitted by Tenant and approved by Landlord, or (d) any delay which is caused by the performance of any work or activity in the Substitute Leased Premises by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within ten (10) days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Substitute Leased Premises resulting from any Tenant SLP Delay.

(c)  Landlord and Tenant acknowledge that the Substitute Leased Premises may be available for occupancy and prior to the completion of Landlord’s SLP Work. In the event Tenant occupies the Substitute Leased Premises prior to completion of Landlord’s SLP Work, Tenant agrees to permit Landlord and its contractor, subcontractor and employees to access the Substitute Leased Premises at all times, and without further notice, to complete the Landlord’s SLP Work, Landlord agrees to use all reasonable efforts to minimize interference with Tenant’s use of the Substitute Leased Premises and operation of its business during completion of Landlord’s SLP Work, but Tenant confirms its understanding and agreement that completion of the Landlord’s SLP Work may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s use of the Substitute Leased Premises or conduct of its business throughout the completion of such construction. In the event the Substitute Leased Premises are available for Tenant’s occupancy prior to August 1, 2007, Tenant shall, at its election, be permitted to occupy the Substitute Leased Premises subject to all the terms and provisions of this Lease as amended herein; provided, however, Tenant shall not be obligated to pay Base Rent and Additional Rent for the Substitute Leased Premises for that period of time occurring from the date the Substitute Leased Premises are ready for occupancy up to August 1, 2007, however, Tenant shall remain obligated to pay Base Rent and Additional Rent for the Initial Leased Premises during such time period.

(d)  Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party" and collectively the "Tenant Parties") access to the Substitute Leased Premises at reasonable times prior to the Substitute Leased Premises Commencement Date only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the Landlord's SLP Work. Tenant shall advise Landlord promptly of any objection to the construction of the Landlord's SLP Work. Within fifteen (15) days after the Landlord’s SLP Work is completed, Landlord and Tenant shall prepare a mutually agreed-upon list (“SLP Punch List”) of items of the Landlord’s SLP Work that need to be corrected or repaired. Landlord agrees to cause the items set forth in the SLP Punch List to be corrected or repaired within thirty (30) days after the date the SLP Punch List is prepared. As used in this subparagraph 4(d), “SLP Punch List” items means minor details of construction or decoration that do not interfere with the Tenant’s use and enjoyment of the Substitute Leased Premises.

5. Tenant's Right of First Offer. Article 61 of the Addendum to the Lease is amended and restated to provide in its entirety as follows:

Upon and subject to all the terms and conditions set forth in this Paragraph 5, Landlord hereby grants to Tenant during the Term of the Lease as amended herein, a continuous and ongoing right of first offer (the "Right of First Offer") covering that office space located upon the thirty-third (33rd) floor of the Building, consisting of approximately 12,382 square feet of rentable area and which is depicted on Exhibit A-3 attached hereto (the "Offer Space"). The Right of First Offer shall be on the following terms and conditions:

(a)  If Landlord shall desire to lease all or any portion of the Offer Space, as evidenced by the initiation of formal negotiations with or the issuance of a proposal to a third party by or on behalf of Landlord covering any portion of the Offer Space, or Landlord's acceptance of a proposal from a third party, Landlord shall first offer to lease such part of the Offer Space (the "Designated Offer Space") to Tenant, by giving written notice to Tenant. Such notice shall specify the date on which the Designated Offer Space is expected to be available for Tenant's lease (the "Scheduled Designated Offer Space Commencement Date"), and the length of the term the Designated Space is to be leased for (the "Designated Offer Space Lease Term"). Within six (6) business days after Landlord gives Tenant such notice, Tenant shall, by written notice to Landlord (the "Offer Notice"), elect or decline to exercise it Right of First Offer. If Tenant fails to deliver the Offer Notice to Landlord within such period of six (6) business days, Tenant shall be deemed to have declined to exercise its Right of First Offer. If Tenant declines or is deemed to have declined to exercise its Right of First Offer, Landlord thereafter shall have the right to lease such Designated Offer Space to any party upon such terms and conditions and for such period or successive period of time as Landlord, in its sole discretion, shall determine. Notwithstanding the foregoing, Tenant shall have no right to exercise the Right of First Offer (and, at Landlord's option, any previous exercise of the Right of First Offer shall be null and void) if at the time Tenant first attempts to exercise the Right of First Offer, or at any time thereafter until the Designated Offer Space has been added to the Leased Premises, Tenant is in default under the Lease as amended herein. The Right of First Offer shall be subject and subordinate to any renewal, expansion and/or similar rights granted to any tenant of the Building prior to the date of this First Amendment or granted to any tenant leasing any Designated Offer Space after the Tenant declines or is deemed to have declined to exercise its Right of First Offer.

(b) In the event Tenant exercises the Right of First Offer, Tenant shall deliver to Landlord the Tenant's proposed layout plans and specifications for such Designated Offer Space (the “DOS Layout Plans”) within twenty (20) business days after delivery of the Offer Notice. The DOS Layout Plans shall provide for a level of improvements comparable to the level of the Landlord’s SLP Work, shall provide for the use of a reasonable quantity of Building standard materials and finishes, and shall be subject to Landlord’s approval. Notwithstanding the foregoing provisions of this subparagraph 5(b), the cost and expense of completing the Designated Offer Space Improvements on a per rentable square foot basis shall not exceed the product of $0.42 multiplied by the number of months expected to occur during the Designated Offer Space Lease Term, unless the Tenant provides funds to Landlord in a manner reasonably acceptable to Landlord to pay for any costs and expenses in excess of such limit. Upon the Offer Notice being given and within such time as Landlord reasonably determines is necessary to complete such Designated Offer Space for occupancy, Landlord shall cause such Designated Offer Space to be improved and completed in a manner consistent with the approved DOS Layout Plans (the "Designated Offer Space Improvements"). Landlord and Tenant acknowledge that Tenant will continue to occupy the Leased Premises during construction of the Designated Offer Space Improvements and Tenant confirms its understanding that completion of the Designated Offer Space Improvements may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s use of the Leased Premises or conduct of its business throughout the completion of such construction. The "Commencement Date" with respect to the Designated Offer Space ("Designated Offer Space Commencement Date") shall be deemed to be that date which is the later of the Scheduled Designated Offer Space Commencement Date or the first business day after the substantial completion of the Designated Offer Space Improvements.

(c)  Landlord shall afford Tenant and Tenant Parties access to the Designed Offer Space at reasonable times prior to the occupancy of the Designed Offer Space only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the Designed Offer Space Improvements. Tenant shall advise Landlord promptly of any objection to the construction of the Designed Offer Space Improvements. Within fifteen (15) days after the Designed Offer Space Improvements are completed, Landlord and Tenant shall prepare a mutually agreed upon list ("DOS Punch List") of items of the Designed Offer Space Improvements that need to be corrected or repaired. Landlord agrees to cause the items set forth in the DOS Punch List to be corrected or repaired within thirty (30) days after the date the DOS Punch List is prepared. As used in this subparagraph 5(c), "DOS Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Desiganted Offer Space.

(d)  The Designated Offer Space shall be added to the Leased Premises, for all purposes, as of the Designated Offer Space Commencement Date for the Designated Offer Space Lease Term and subject to and upon the following economic terms and all of the other terms, covenants and conditions of the Lease as amended herein:

(i) the Base rent shall be at the “Designated Offer Space Fair Market Rental Rate” or “DOS FMRR” as defined in subparagraph 5(e) below.

(ii) Landlord shall make available to Tenant and Tenant shall have the non-assignable option to rent from Operator (hereinafter defined) one (1) unreserved parking space located within the Parking Garage (hereinafter defined) for every 1,000 square feet of rentable area contained in the Designated Offer Space at the monthly rate posted from time to time by the Operator and otherwise subject to the terms of the Parking Agreement attached to the Lease as Exhibit D as amended herein (the “Parking Agreement”). Tenant must exercise its option to rent any additional parking spaces within thirty (30) days after the Designated Offer Space Commencement Date.

(iii) Tenant's Proportionate Share shall be increased to a new percentage, calculated in accordance with the provisions of the Lease as amended herein by increasing the rentable area of the Leased Premises by the number of square feet comprising the rentable area of such Designated Offer Space. Tenant's obligation to pay Base Rent and the Additional Rent calculated pursuant to the Lease as amended herein for the Designated Offer Space shall commence on the Designated Offer Space Commencement Date. Upon addition of the Designated Offer Space to the Leased Premises, the Lease shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of the Lease to be prepared by Landlord.

(e) Designated Offer Space Fair Market Rental Rate.

(i) For the purposes of this Paragraph 5, the term "Designated Offer Space Fair Market Rental Rate" or "DOSFMRR" for the Designated Offer Space added to the Leased Premises pursuant to the terms of Paragraph 5 shall mean an amount per square foot of the rentable area of the Designated Space, reasonably determined by Landlord by reference to the market for comparable space (including the extent and condition of the build-out) in similar and comparable office buildings located in the downtown Denver central business district, that a willing landlord would offer and a willing tenant would accept in an arms length transaction for the lease of such office space

[A] commencing on the Designated Offer Space Commencement Date and expiring on the last day of the Designated Offer Space Lease Term,

[B] providing for no free rent, a tenant finish allowance equal to the cost of completing the Designated Offer Space Improvements plus the value of the tenant improvements in place upon the Designated Offer Space prior to construction of the Designated Offer Space Improvements to a prospective tenant, and

[C] otherwise on all of the terms and conditions of the Lease as amended herein, including the Tenant's obligation to pay Additional Rent in accordance with the provisions of Article 54 of the Lease using the Landlord's Operating Expense Contribution defined in subsection 54.02(c) of the Lease.

(ii)  Landlord shall deliver to Tenant its proposed DOSFMRR within thirty (30) days after Landlord's receipt of the Offer Notice. Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the DOSFMRR within thirty (30) days after Landlord's receipt of the Offer Notice.

(iii)  In the event Landlord and Tenant cannot agree upon the DOSFMRR within the thirty (30) day period described in subparagraph 5(e)(ii) the DOSFMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:

[A] Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the DOSFMRR. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the DOSFMRR. The appraiser(s) shall be advised that the determination of the DOSFMRR shall be governed by the definitions of same set forth in this Paragraph 5. The determination by the two appraisers of the DOSFMRR shall be binding on Landlord and Tenant.

[B] If the two appraisers appointed by the parties hereto are unable to agree upon the DOSFMRR within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subparagraph 5(e)(iii)[A] above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

[C] On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraisers shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the DOSFMRR by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.

(iv)  Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.

6. Tenant’s Right to Expand Leased Premises. Tenant's Right to Expand Leased Premises provided in Article 62 of the Addendum to the Lease is terminated and null, void, and of no further effect.

7. Renewal Option. The provisions of Article 63 of the Addendum to the Lease are amended and restated to provide in their entirety as follows:

(a)  Renewal Term. Tenant shall have the option to renew ("Renewal Option") this Lease for one additional term of five (5) years ("Renewal Term"), commencing upon the expiration of the initial Term of this Lease, on the condition that Tenant is not in default under the Lease as amended herein in any material respect at the time Tenant gives notice of exercise of its Renewal option or at the time of commencement of the Renewal Term. The Renewal shall be on all of the terms, covenants and conditions of the Lease as amended herein, except (i) there shall be no obligation to provide any tenant improvements, furniture, cabling or other Tenant allowance or to construct any tenant improvements, (ii) Landlord's Operating Expense Contribution for determining Tenant's obligations to pay Additional Rent pursuant to the provisions of Article 54 shall be changed to mean the total amount of Operating Expenses (on a per square foot of rentable area basis) incurred by Landlord during the Calendar Year in which the Renewal Term commences, (iii) there shall be no Right of First Offer or Right to Expand Leased Premises or further right to renew the Term of the Lease, and (iv) the annual Base Rent for the Leased Premises during the Renewal Term shall be the Renewal Term Fair Market Rental Rate ("RTFMRR") as defined in subparagraph 7(b) below, at the time the Renewal Term begins. Tenant's Renewal Option may be exercised only by Tenant giving Landlord written notice of Tenant's election to exercise such option, at least nine (9) months prior to the end of the initial Term of the Lease, time being of the essence with respect to such notice.

(b)  Fair Market Rental Rate.

(i)  For the purposes of this Paragraph 7, the term "Renewal Term Fair Market Rental Rate" or "RTFMRR" for the Renewal Term shall mean an amount per square foot of the rentable area of the Leased Premises per annum, reasonably determined by Landlord by reference to the market for comparable space (including the extent and condition of the build-out in the Building.

[A] commencing on the commencement date of the Renewal Term,

[B] providing for no free rent, a tenant finish allowance equal to the value of the tenant improvements in place upon the Leased Premises to a prospective tenant as of the commencement date of the Renewal Term, and

[C] otherwise on all of the terms and conditions of the Lease as amended herein, including the Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses in accordance with the provisions of Article 54 of the Lease using a Landlord’s Operating Expense Contribution in the amount to be adjusted.

(ii)  Landlord shall deliver to Tenant its proposed RTFMRR for the Renewal Term within thirty (30) days after Landlord's receipt of notice of Tenant's election to exercise its option to renew ("Renewal Notice"). Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the RTFMRR within thirty (30) days after Tenant's delivery of the Renewal Notice.

(iii)  In the event Landlord and Tenant cannot agree upon the RTFMRR for the Renewal Term within the thirty (30) day period described in subparagraph 7(b)(ii) the RTFMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:

[A] Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the RTFMRR. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the RTFMRR. The appraiser(s) shall be advised that the determination of the RTFMRR shall be governed by the definitions of same set forth in this subparagraph 7(b). The determination by the two appraisers of the RTFMRR shall be binding on Landlord and Tenant.

[B] If the two appraisers appointed by the parties hereto are unable to agree upon the RTFMRR within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subparagraph 7(b)(iii)[A] above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

[C] On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraiser shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the RTFMRR by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.

[D] Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.

8. Parking. The first paragraph (after the lead-in provision) of the Parking Agreement attached as Exhibit D to the Lease is amended and restated as of August 1, 2007 to provide in its entirety, as follows:

The Building in which the Leased Premises are located contains a parking garage for the benefit of tenants and the general public (hereinafter called "Parking Garage"). Landlord does not operate or manage the Parking Garage, but maintains a management agreement with an independent contractor (hereinafter called "Operator") for the management and operation of the Parking Garage. In order to rent parking spaces in the Parking Garage, Tenant must contract separately with the Operator for such rentals. Landlord shall reserve for Tenant and Tenant shall have a non-assignable option to rent from the Operator two (2) unreserved parking spaces and eight (8) reserved parking spaces (collectively, the "Parking Spaces") located in the Parking Garage at the prevailing market rates posted by the Operator from time to time during the Term of the Lease. Tenant shall exercise its option to rent the Parking Spaces on or before August 31, 2007 by notifying the Operator in writing. The Parking Agreement attached as Exhibit D shall remain in effect in the event Tenant exercises the Renewal Option.

9. Temporary Leased Premises. Landlord agrees to make available for Tenant’s occupancy (i) approximately 656 square feet of rentable area located on the seventeenth (17th) floor of the Building which is depicted on Exhibit A-4 attached hereto and incorporated herein by this reference (the "17th Floor Temporary Leased Premises"), and (ii) approximately 2,000 square feet of rentable area located on the eighteenth (18th) floor of the Building which is depicted on Exhibit A-4 attached hereto (the “18th Floor Temporary Leased Premises”). Tenant shall be permitted to occupy the 17th Floor Temporary Leased Premises commencing April 15, 2007 or such earlier date if the 17th Floor Temporary Leased Premises are available (the "17th Floor Temporary Leased Premises Commencement Date"), and the 18th Floor Temporary Leased Premises commencing March 1, 2007 (the "18th Floor Temporary Leased Premises Commencement Date") and continuing through and until that date (the "Temporary Leased Premises Expiration Date") which is the second (2nd) business day to occur after the Substitute Leased Premises Commencement Date. As of the 17th Floor Temporary Leased Premises Commencement Date (with respect to the 17th Floor Temporary Leased Premises) and as of the 18th Floor Temporary Leased Premises (with respect to the 18th Floor Temporary Leased Premises), the 17th Floor Temporary Leased Premises and 18th Floor Temporary Leased Premises (collectively referred to herein as the "Temporary Leased Premises") shall constitute additional Leased Premises through and until the Temporary Leased Premises Expiration Date upon and subject to all of the terms, covenants and conditions of the Lease as amended herein, with the exception that Tenant shall not be obligated to pay any Base Rent or Additional Rent with respect to the Temporary Leased Premises. Tenant agrees to accept the Temporary Leased Premises in its "AS IS" condition without any obligation upon Landlord to complete improvements to the Temporary Leased Premises or to provide any allowance for the completion of such improvements. On or before the Temporary Leased Premises Expiration Date, Tenant shall completely vacate and redeliver the Temporary Leased Premises to Landlord in the same condition it was in on the 17th Floor Temporary Leased Premises Commencement Date (with respect to the 17th Floor Temporary Leased Premises) and on the 18th Floor Temporary Leased Premises Commencement Date (with respect to the 18th Floor Temporary Leased Premises), reasonable wear and tear excepted. In the event Tenant fails to vacate the Temporary Leased Premises on or before the Temporary Leased Premises Expiration Date, (i) Tenant shall be deemed a tenant at sufferance, (ii) Tenant shall pay to Landlord the amount of $500.00 per day for each day Tenant fails to vacate the Temporary Leased Premises after the Temporary Leased Premises Expiration Date, and (iii) Landlord shall be permitted to exercise any and all legal and equitable remedies including but not limited to the eviction of Tenant and a claim for any damages (including consequential damages) incurred by Landlord as result of Tenant's failure to vacate the Temporary Leased Premises on or before the Temporary Leased Premises Expiration Date.

10. Tenant's Cabling Allowance. Provided Tenant performs all of its obligations under the Lease as amended herein, Landlord agrees to provide Tenant with an allowance for the installation of cabling to service Tenant's equipment in the Substitute Leased Premises in the amount of $6,191.00 ("Tenant's Cabling Allowance"). Landlord agrees to pay the Tenant's Cabling Allowance to Tenant within thirty (30) days after the occurrence of the Substitute Leased Premises Commencement Date.

11. Substitution of Other Premises. Landlord's right to substitute the Existing Premises as provided in Article 53 of the Lease is terminated and null, void and of no further effect.

12. Real Estate Broker. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this First Amendment by Amerimar Realty Management Co.-Colorado (“Amerimar”) and by Silverbrae Holdings, Inc. (Garth R. D. Tait and Heidi McKernan) (“Silverbrae”) as Landlord*s agent, and (ii) Tenant has been represented in connection with this First Amendment by Staubach Company (Lindsay Brown) ("Staubach") as Tenant*s agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this First Amendment, made by any broker or finder (other than Staubach) who claim to have dealt with or communicated to Tenant in connection with this First Amendment, provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Amerimar, Silverbrae and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this First Amendment.

13. Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants and conditions of the Lease shall remain and continue in full force and effect as amended herein. Each of Landlord and Tenant confirms that it is in compliance with the Lease provisions and the neither Tenant nor Landlord has any defenses, claims or offsets against the other as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or use or occupancy of the Initial Leased Premises prior to the date hereof. Except as specifically modified in this First Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall govern.

14. Tenant's Representations Concerning Assignment and Sublease. Tenant represents and warrants to Landlord that (i) there are no subleases, assignments or other agreements between the Tenant and any third party concerning or affecting the Lease or the Initial Leased Premises or any portion thereof; and, (ii) Tenant has not assigned, conveyed, pledged or granted any interest in the Lease or any portion of the Initial Leased Premises to any person or entity.

15. Governing Law. The governing law of this First Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

16. Complete Agreement. This First Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.

17. Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this First Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

18. Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

19. Binding Effect. This First Amendment becomes effective only upon the execution by Landlord and Tenant.

20. Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

LANDLORD:

DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

	By:	Amerimar Realty Management Co.-Colorado,

By: Amerimar Realty Management Co.-
Pennsylvania, its general partner,

By: ARC-Management Co., Inc.,
its general partner

Date: 3/20/07		By: /s/ David G. Marshall
David G. Marshall, President

TENANT:

RANCHER ENERGY CORP., a Nevada corporation

Date: 3/6/07		By: /s/ John Works
President and CEO (Title)